SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13G
            Under the Securities Exchange Act of
                       1934 (Amendment No. -)*
                  Caribiner International, Inc.
          __________________________________________
          __
                        (Name of Issuer)

                          Common Stock
          __________________________________________
          __
                 (Title of Class of Securities)

                            14188810
                    _________________________
                         (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                (Continued on following page(s))
                       Page 1 of 5 Pages
        CUSIP No. 14188810  13G       Page 2 of 5 Pages

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Metropolitan Life Insurance Company
     (I.R.S. NO. 13-5581829)
_______________________________________________________________
__ _____________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [
                                                       ] (b)  [
                                                       ]
_______________________________________________________________
__ _____________
3.   SEC USE ONLY


_______________________________________________________________
__ _____________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     A New York Corporation
_______________________________________________________________
__ _____________
                         5.   SOLE VOTING POWER
                                        992,200
     NUMBER OF
        SHARES           6.   SHARED VOTING POWER
         BENEFICIALLY                            -0-
      OWNED BY EACH
     REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON WITH                         992,200

                         8.   SHARED DISPOSITIVE
                                            POWER -0-
_______________________________________________________________
__ _____________
9.    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH
REPORTING
PERSON
                                        992,200
_______________________________________________________________
__ _____________
10.   CHECK  BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES*
_______________________________________________________________
__ _____________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        10.3%
_______________________________________________________________
__ _____________
12.  TYPE OF REPORTING PERSON*
          HC, IC

          *SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

     Item 1(a).     Name of Issuer
               Caribiner International, Inc.

      Item 1(b).     Address of Issuer's Principal Office
               16 West 61st Street
               New York, NY  10023-7604


     Item 2(a).     Name of Person Filing
              Metropolitan Life Insurance Company
               By Jane C. Weinberg, Associate General Counsel.

      Item 2(b).     Address of Principal Business Office
               One Madison Avenue
              New York, NY  10010

     Item 2(c).     Citizenship
               A New York Corporation

     Item 2(d).     Title of Class of
               Securities Common Stock

     Item 2(e).     CUSIP Number
               14188810

      Item 3.        If this statement is filed pursuant to
Rules
13d-1(b),  or 13d-2(b), check                 whether the
person
filing is a:

           (a)  [ ]  Broker or dealer registered under Section
15 of the Act
          (b)  [ ]  Bank as defined in Section 3(a)(6) of the
           Act (c)   [X]  Insurance Company  registered under
           Section
3(a)(19) of the Act
          (d)  [ ]  Investment company registered under Section
8 of the Investment                          Company Act
           (e)   [ ]  Investment Adviser registered under
Section 203 of the Investment                Advisers Act of
1940
           (f)  [ ]  Employee Benefit Plan, Pension Fund which
is subject to  the                          provisions   of
the
Employee      Retirement     Income     Security      Act
of
1974 or Endowment Fund:  see Section 240.13d-1(b)(1)(ii)(F)
           (g)   [X]  Parent Holding Company, in accordance
with Section  240.13d-                     1(b)(ii)(G)  (Note:
See
Item 7)
           (h)   [  ]  Group, in accordance with Section
240.13d1(b)(1)(ii)(H)

SCHEDULE 13G

     Item 4.        Ownership

                If the percent of the class owned, as of
December 31 of the year covered           by the statement, or
as of the
last   day   of   any   month  described  in  Rule   13d-
1(b)(2),
if   applicable,  exceeds  5  percent,  provide   the
following
information as of that date             and identify those
shares
which there is a right to acquire.

     (a)  Amount beneficially owned:    992,200
     (b)  Percent of Class:        10.3%
      (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
                              992,200
          (ii) shared power to vote or to direct the vote:
                                 -0-
           (iii)      sole  power to dispose  or  to  direct
the
disposition of:          992,200
            (iv)   shared   power  to  dispose  or   direct
the disposition of:                   -0-

          MetLife disclaims any beneficial interest in any of the foregoing securities.

     Item 5.        Ownership of Five Percent or Less of a
Class.

                If  this  statement is being filed to report
the fact  that  as of the date hereof                   the
reporting
person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Item 6.        Ownership of More than Five Percent on
Behalf
of Another Person.

               Not Applicable

SCHEDULE 13G

      Item  7.         Identification and Classification  of
the
Subsidiary Which Acquired the                     Security
Being Reported on By the Parent Holding Company.

                State  Street  Research and  Management
Company, Inc.,  an Investment
Adviser registered under
Section   203   of   the   Investment  Advisers   Act,   is
the
beneficial owner of all shares of the securities reported in
Item 4(a)                     hereof.

      Item 8.        Identification and Classification of
Members
of the Group.

                        Not applicable.

     Item 9.        Notice of Dissolution of Group

                        Not applicable.

     Item 10.  Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities  referred
to    above   were   acquired   in   the   ordinary   course
of
business and were not acquired for the purpose of and do not
have the                 effect of changing or influencing the
control
of  the  issuer of such securities                  and were
not acquired  in  connection  with  or  as  a  participant   in
any
transaction having such purposes or effect.

     Signature

                After  reasonable inquire and to the best  of
my knowledge   and  belief,  I
certify   that the
information set forth in this statement is true, complete and correct.

                           Date:   March 7, 1997

                    Signature:     ________________________

                        Name/Title:     Jane C. Weinberg
                              Associate General Counsel